Exhibit 99.1
For Immediate Release

Contact:	(News Media) Barbara Ciesemier +1.312.396.7461
(Investors) Adam Auvil +1.317.817.6310

CNO Financial Group Announces Increase to Quarterly Dividend
and Results of Annual Shareholders Meeting

CARMEL, Ind., May 4, 2016 - CNO Financial Group, Inc. (NYSE: CNO) announced that its board of directors has approved a 14% increase in its quarterly dividend. The board declared a quarterly cash dividend of $0.08 per share on the Company’s common shares, payable June 24, 2016, to shareholders of record at the close of business on June 10, 2016.
CNO also announced today that its shareholders at the company's annual meeting earlier today:

•
Re-elected nine directors (Edward Bonach, Ellyn Brown, Robert Greving, Mary (Nina) Henderson, Charles Jacklin, Daniel Maurer, Neal Schneider, Frederick Sievert and Michael Tokarz) to serve terms expiring at next year's annual meeting.

•	Approved the replacement NOL Protective Amendment to CNO’s Certificate of Incorporation to preserve the value of net operating losses and certain other tax losses.

•	Ratified the appointment of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for 2016.

•	On a non-binding advisory basis, voted in favor of the compensation paid to the company's named executive officers as disclosed in the proxy statement for the annual meeting.

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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